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                                                                    EXHIBIT 12.1





                                  OWENS CORNING

                           STATEMENT RE COMPUTATION OF
                     RATIO OF EARNINGS TO FIXED CHARGES AND
    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                     (In millions, except ratio information)



                                                                YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------------
                                                     1996      1995     1994     1993     1992
                                                   -----------------------------------------------
EARNINGS:
       Income (loss) from continuing operations
         before income taxes .....................   (562.0)    340.0    132.7    146.3    103.5
       Interest expense ..........................     78.9      89.3     94.1     89.5    110.1
       Portion of rents representative of interest
         factor ..................................     28.7      21.2     17.8     14.0     12.8
       Preferred stock dividends for MIPS ........     13.0       8.3
       Previously capitalized interest amortized .      2.5       1.9      1.6      1.3      1.1
       Adjustments for minority interest & equity
         affiliate distributions .................      3.0       2.0      5.3      6.6      3.9
                                                   -----------------------------------------------
                                                     (435.9)    462.7    251.5    257.7    231.4
                                                   ===============================================
FIXED CHARGES:
       Interest charges on operations ............     89.6      96.7     98.9     92.5    110.6
       Portion of rents representative of
         interest factor .........................     28.7      21.2     17.8     14.0     12.8
       Preferred stock dividends for MIPS ........     13.0       8.3       --       --       --
                                                   -----------------------------------------------
                                                      131.3     126.2    116.7    106.5    123.4
                                                   ===============================================

RATIO OF EARNINGS TO FIXED CHARGES ...............       --    3.67x    2.15x    2.42x    1.88x
                                                   ===============================================

RATIO OF EARNINGS TO COMBINED FIXED ..............       --    3.67x    2.15x    2.42x    1.88x
CHARGES AND PREFERRED STOCK DIVIDENDS
                                                   ===============================================